Exhibit 99.1

For immediate release

Trico Announces Successful Completion of Cash Tender Offer for Active Subsea ASA

Houston, US and Ålesund, Norway — November 26, 2007/ Trico Marine Services, Inc. (Nasdaq: TRMA) (“Trico”) and  Active Subsea ASA (NOTC: ASUB)  (“Active Subsea”) /Marketwire/ today announced the successful completion of Trico’s tender offer to acquire all outstanding shares of common stock and outstanding warrants of Active Subsea.  The total purchase price paid by Trico, including fees and expenses and at exchange rates as of November 21, 2007, was approximately US$247 million.  Trico used its available cash funds to fund this acquisition.  Trico purchased 98.7% of the outstanding securities pursuant to the tender offer, and acquired the remaining 1.3% of the common stock of Active Subsea in open market transactions in Norway.  The purchase of the tendered securities was consummated on November 23, 2007.  As of November 26, 2007, shares of Active Subsea were no longer traded on the Norwegian Securities Dealers Association’s information system for unlisted shares.

“The completion of this transformative acquisition is a significant step for Trico,” said Joseph S. Compofelice, Chairman and Chief Executive Officer of Trico.  “As a result of this transaction, we have furthered our strategy to expand into higher margin subsea service offerings.  We expect greater stability in our cash flows as the new vessels are delivered and placed on long-term contracts with customers, which should increase the amount of revenues and earnings we derive from international markets.  This acquisition demonstrates our commitment to our strategic and capital deployment objectives, and we will continue to focus on delivering on our promises to our customers, employees and shareholders.”

About Trico Marine Services, Inc.

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico, Brazil and Southeast Asia (through its joint venture). The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Using its larger and more sophisticated vessels, Trico provides marine support services for many subsea applications, including ROVs (remotely operated vehicles), seismic surveying, sea floor cable laying and trenching services. Trico is headquartered in Houston, Texas.

About Active Subsea ASA

Active Subsea ASA is the group head of the offshore services company Active Subsea AS. Active Subsea AS, a 100% subsidiary of Active Subsea ASA, is an offshore services company offering offshore vessels and services to the offshore oil and service industry worldwide. Active Subsea’s vessels are particularly suited for Inspection Maintenance and Repair (IMR) using ROVs, and are also prepared for easy conversion to modern PSV vessels. The vessels, when delivered, will be equipped with attractive features including DP-2, FiFi I, Clean, Comfort (V3) and NAUT-OSV, offering safe and comfortable working conditions for marine crew, clients and service personnel.

Forward-looking Statements

Certain statements in this press release that are not historical fact may be forward-looking statements, which are subject to safe harbors created under the U.S. federal securities laws. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of Trico that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. Specific factors which could cause such material differences include, among other things, successful outcome of the offer process for the Active Subsea shares. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect Trico’s results of operations or financial condition, are included in Trico’s U.S. Securities and Exchange Commission filings. All financials for Active Subsea are based on international financial reporting standards, and a U.S. GAAP reconciliation is not available at this time. The statements in this presentation that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” or “plan,” or similar expressions are also forward-looking statements. The above listing of factors is representative and is not intended as an all-encompassing list of such factors. We disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

For information:

Trico:

Geoff A. Jones

Vice President and Chief Financial Officer

+1 (713) 780-9926